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

                                                                     Exhibit 11

             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)

(In thousands, except
  per share amounts)

                                                            Three Months Ended
                                                                  March 31,
                                                             1998         1997
    Net income applicable to
      common shares ................................         $ 9,730    $ 8,539

    Earnings per share:
      Basic ........................................         $   .28    $   .25
      Diluted ......................................         $   .28    $   .25

    Common share and common
     share equivalents:

    Weighted average of common
     shares outstanding ...........................          34,639      34,184

      Basic shares ................................          34,639      34,184
      Common share equivalents ....................             742         699
      Diluted equivalent shares ...................          35,381      34,883



     Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average of both the common shares and common share equivalents outstanding during the period.

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